                       SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                 CURRENT REPORT

                                       on

                                  FORM 8-K/A
                               (Amendment No. 3)

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  November 14, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
_____________________________________________________________________________
               (Exact name of registrant as specified in charter)


                                   Delaware
_____________________________________________________________________________
                 (State of other jurisdiction of incorporation)


             1-10397                               33-0244136
_____________________________________________________________________________
     (Commission File Number)           (IRS Employer Identification No.)


  2722 Michelson Drive, Irvine, CA                    92715
_____________________________________________________________________________
(Address of principal executive offices)            (Zip Code)


                                (714) 222-6000
_____________________________________________________________________________
             (Registrant's telephone number, including area code)


______________________________________________________________________________
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     Effective November 14, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1,864,767 shares of its Common Stock and $3,473,312 in exchange for 100% percent of the issued and outstanding equity securities of Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD").

     NCD is a national value-added distributor of microcomputer systems, peripherals and accessesories. Its key vendors include Acer, AST, Leading Edge and Canon.

                         _____________________________

Item 5.  Other Events
         ------------

     AQS and Computer 2000 AG ("Computer 2000"), a company duly organized under the laws of the Federal Republic of Germany, entered into an agreement dated November 14, 1994 (the "Investment Agreement") pursuant to which Computer 2000 agreed to invest approximately $50 million in AQS in exchange for an approximately 51 percent ownership interest in AQS, including shares already owned by Computer 2000. The transaction has been approved by the boards of both companies, and is subject to approval by the stockholders of AQS and to certain regulatory approvals.

     Under the terms of the Investment Agreement and the related Loan Agreement, Computer 2000 will initially extend to AmeriQuest 2000, Inc., a Delaware corporation and a wholly-owned subsidiary of AQS ("Sub"), a loan of $13 million with an additional $5 million to follow within 45 days if Computer 2000 is satisfied with a due diligence review of AQS's inventories and accounts receivable (the "Loan"). Sub's repayment obligations under the Loan will be satisfied by AQS's issuance to Computer 2000 of up to 8,108,108 shares of its Common Stock at a conversion rate of $2.22 per share, subject however to approval thereof by AQS's stockholders. The Investment Agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 will invest an additional $32 million in AQS in exchange for 14.1 million additional newly issued shares of its Common Stock, bringing Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the total outstanding shares of AQS. The $32 million investment is contingent upon a number of conditions, including but not limited to AQS's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. AQS will also issue to Computer 2000 an option to purchase additional shares of AQS in an amount equal to the number of AQS's shares issuable upon exercise of currently outstanding options and warrants and conversion of any other convertible securities. All newly issued shares of AQS will be subject to resale restrictions under Rule 144 of the Securities Act of 1933, but will carry registration rights.

     The preceding summary of certain of the material terms of the Investment Agreement and Loan Agreement, which are attached hereto as Exhibits 2.03 and 2.04, respectively, is not intended to be complete and is qualified by reference to the Investment Agreement and Loan Agreement.

Item 7.   Financial Statements and Exhibits
          ---------------------------------

     (a) The financial statements of NCD required to be filed pursuant to Item 7(a) of Form 8-K are attached hereto and incorporated herein by this reference.

     (b) The pro forma financial information for NCD required to be filed pursuant to Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:

               Pro Forma Condensed Balance Sheet at September 30, 1994
               Pro Forma Condensed Statements of Operations for the fiscal year ended June 30, 1994.
               Pro Forma Condensed Statements of Operations for the fiscal quarter ended September 30, 1994.

     (c)  Exhibit No.         Description of Exhibit
          -----------         ----------------------

          2.02* Agreement and Plan of Reorganization dated September 26, 1994 by, between and among AQS, Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD") and the shareholders of NCD. (Filed as Exhibit 2.02 to the Annual Report on
                         Form 10-K/A of AQS for the year ended June 30, 1994)

          2.03* Investment Agreement dated as of November 14, 1994 by and between AQS and Computer 2000 AG. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

          2.04* Loan Agreement dated as of November 14, 1994 by and between Computer 2000 AG and AmeriQuest 2000,Inc. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

_______________________________
* Incorporated herein by this reference pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended, and Rule 24 of the Commission's Rules of Practice.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AMERIQUEST TECHNOLOGIES, INC.



                               /s/ Stephen G. Holmes
                               ---------------------------------------------
                               Stephen G. Holmes
                               Secretary, Treasurer and
                               Chief Financial Officer

Dated:  February 14, 1995

KPMG PEAT MARWICK LLP

     One Biscayne Tower        Telephone 305 358 2300      Telefax 305 577 0544
     Suite 2900
     2 South Biscayne Boulevard
     Miami, FL 33131

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ross White Enterprises, Inc.:

We have audited the accompanying balance sheets of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 1994. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                         KPMG Peat Marwick LLP

July 21, 1994, except as to notes 7,
  8, 11(b) and 1l(c) which are as of
  September 27, 1994

COOPERS                            COOPERS & LYBRAND L.L.P.
&LYBRAND


                                   a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991. In connection with our audit of the financial statements, we have also audited the financial statement schedules listed in the index on page S-1 of this Form S-4. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit.

We conduced our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprise, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.

Miami, Florida
February 5, 1992

                   [LETTERHEAD OF HANSEN, BARNETT & MAXWELL]


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit), and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992. In connection with our audit of the financial statements, we have also audited the financial statement schedule for the three months ended March 31, 1992. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                         /s/ HANSEN, BARNETT & MAXWELL

                                         HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
July 21, 1994

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                                 BALANCE SHEETS
                            March 31, 1994 and 1993

          Assets                                        1994         1993
          ------                                    -----------    ----------
Current assets:
  Cash and cash equivalents                         $   112,040    $    26,051
  Trade accounts receivable, net of
    allowance for doubtful accounts of
    $525,000 and $362,374 as of March 31,
    1994 and 1993, respectively                      20,095,152      9,004,041
  Inventory, net                                     27,845,858     15,774,300
  Notes receivable from stockholders,
    current portion                                      66,630         43,750
  Prepaid expenses                                      323,976        650,274
  Income tax receivable                                 108,000         82,818
  Other receivables                                   1,551,806        862,876
  Deferred income taxes                                 115,000        115,000
                                                    -----------    -----------
          Total current assets                       50,218,462     26,559,110

Property and equipment, net                             707,526        467,186
Notes receivable from stockholders,
  excluding current portion                             430,858        507,208
Other assets                                            262,973        391,520
Costs in excess of net assets acquired,
  net of accumulated amortization of
  $18,280 and $16,406 as of March 31,
  1994 and 1993, respectively                            56,720         58,594
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

Liabilities and Stockholders' Equity (Deficit)
- ----------------------------------------------
Current liabilities:
  Accounts payable                                  $21,569,708    $12,959,557
  Bank overdrafts                                     7,294,232        971,711
  Revolving credit agreement--current                         -     11,481,323
  Accrued expenses                                    1,302,121        510,632
  Obligations under capital leases,
    current portion                                           -         15,703
                                                    -----------    -----------
          Total current liabilities                  30,166,061     25,938,926

Revolving credit agreement                           18,762,663              -
Subordinated notes payable                            2,687,366      2,591,187
Deferred rent                                            49,256         48,872
Obligations under capital leases                              -         23,555
                                                    -----------    -----------
          Total liabilities                          51,665,346     28,602,540

Commitments and contingencies

Stockholders' equity (deficit):
  Class A common stock, $.01 par value.
    Authorized 10,000 shares; issued
    and outstanding 183.67 shares                             2              2
  Class B common stock, $.05 par value.
    Authorized 10,000 shares; no shares
    issued and outstanding                                    -              -
  Additional paid-in capital                          1,841,700      1,841,700
  Accumulated deficit                                (1,830,509)    (2,460,624)
                                                    -----------    -----------
          Total stockholders' equity (deficit)           11,193       (618,922)
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                            STATEMENTS OF OPERATIONS

      For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                        Year             Year        Three months       Year
                                                                       ended            ended           ended          ended
                                                                      March 31,        March 31,       March 31,     December 31,
                                                                        1994             1993            1992            1991
                                                                    ------------      -----------    ------------    ------------
Net sales                                                           $196,512,724      113,306,494     15,256,245       40,504,518

Cost of goods sold                                                   181,870,822      107,449,045     14,055,803       36,176,457
                                                                    ------------      -----------     ----------       ----------
          Gross profit                                                14,641,902        5,857,449      1,200,442        4,328,061

Selling, general and administrative expenses                          11.297,683        6,700,869      1,081,704        3,595,856
Provision for doubtful accounts                                          911,545          637,275              -          115,264
                                                                    ------------      -----------    ------------     -----------

          Operating profit (loss)                                      2,432,674       (1,480,695)       118,738          616,941

Other income (expense):
    Interest expense                                                  (1,805,714)      (1,255,652)       (67,933)        (307,530)
    Interest income                                                        3,155                -              -                -
                                                                    ------------      -----------    ------------     -----------

          Income (loss) before income taxes                              630,115       (2,736,347)        50,805          309,411


    Income tax benefit                                                         -          275,723              -                -
                                                                    ------------      -----------    ------------     -----------

          Net income (loss)                                         $    630,115       (2,460,624)        50,805          309,411
                                                                    ============      ===========    ============     ===========

Net income (loss) per common and common
    equivalent share:
       Primary                                                      $      3,430          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

       Fully diluted                                                $      2,859          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

Weighted average number of common and common
    equivalent shares outstanding:
          Primary                                                          183.7            183.7          120.2              100
                                                                    ============      ===========    ============     ===========

          Fully diluted                                                    220.4            220.2          120.2              100
                                                                    ============      ===========    ============     ===========

See accompanying notes to financial statements.

                          ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years ended March 31, 1994 and 1993,
                     the three months ended March 31, 1992
                     and the year ended December 31, 1991

                                             Class A        Class B                   Retained                 Total
                           Common stock   Common stock   Common stock   Additional    earnings    Treasury  stockholders'
                           -------------  -------------  ------------    paid-in    (Accumulated   stock       equity
                           Shares Amount  Shares Amount  Shares Amount   capital      deficit)    (at cost)   (deficit)
                           ------ ------  ------ ------  ------ ------  ----------  ------------  ---------  -----------
Balance at
 December 31, 1990          100   $ 100      -    $ -       -    $ -         9,900      539,853    (50,000)     499,853
 Distributions to
  shareholders               -       -       -      -       -      -          -        (111,907)      -        (111,907)
 Net income                  -       -       -      -       -      -          -         309,411       -         309,411
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at
 December 31, 1991          100     100      -      -       -      -         9,900      737,357    (50,000)     697,357
 Retirement of common
  stock                    (100)   (100)     -      -       -              (49,900)        -        50,000         -
 Issuance of common
  stock A                    -       -    183.67     2      -      -       878,708         -          -         878,710
 Termination of S
  corporation status         -       -       -      -       -      -       743,162     (743,162)      -            -
 Distributions to
  shareholders               -       -       -      -       -      -          -         (45,000)      -         (45,000)
 Net income                  -       -       -      -       -      -          -          50,805       -          50,805
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1992    -       -    183.67     2      -      -     1,581,870         -          -       1,581,872
 Net loss                    -       -       -      -       -      -          -      (2,460,624)      -      (2,460,624)
 Issuance of stock
  purchase warrants, net     -       -       -      -       -      -       259,830         -          -         259,830
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1993    -       -    183.67     2      -      -     1,841,700   (2,460,624)      -        (618,922)
 Net income                  -       -       -      -       -      -          -         630,115       -         630,115
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1994    -    $  -    183.67  $  2      -    $ -     1,841,700   (1,830,509)      -          11,193
                            ===     ===   ======    ==     ===    ===    =========    =========     ======    =========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                           STATEMENTS OF CASH FLOWS

     For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                                                      Three months
                                                                    Year ended        Year ended          ended        Year ended
                                                                     March 31,         March 31,        March 31,      December 31,
                                                                       1994              1993             1992            1991
                                                                    ------------      ----------      ------------     ------------
Cash flows from operating activities:
   Net income (loss)                                                $    630,115      (2,460,624)          50,805         309,411
   Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
        Depreciation and amortization                                    492,317         221,256           30,469         131,734
        Provision for bad debts                                          911,545         637,275                -         115,264
        Provision for inventory obsolescence                             500,000          30,000                -               -
        Deferred tax asset                                              (115,000)       (115,000)               -               -
        Gain on disposal of property and equipment                        (4,784)              -                -               -
        Changes in operating assets and liabilities:
           (Increase) decrease in trade accounts receivable          (12,002,656)     (7,902,648)         270,830        (510,141)
           (Increase) decrease in inventory                          (12,571,558)    (10,604,025)         435,610      (1,735,511)
           (Increase) decrease in prepaid expenses                       147,488        (324,064)         (11,251)         22,263
           (Increase) decrease in income tax receivable                   89,818         (82,818)               -               -
           (Increase) decrease in other receivables                     (688,930)        765,860         (301,070)              -
           (Increase) decrease in other assets                           128,547        (284,471)          (5,221)         74,774
           Increase in accounts payable                                8,610,151       6,795,423          232,661       2,999,293
           Increase (decrease) in accrued expenses                       825,203      (1,755,285)       1,950,384          20,304
           Increase (decrease) in customer deposits                            -               -         (109,000)         26,316
           Increase (decrease) in deferred rent                              384         (30,994)          (7,748)         34,537
                                                                    ------------     -----------      -----------      ----------

                Net cash (used in) provided by operating
                    activities                                       (13,047,360)    (15,110,115)       2,536,469       1,488,244
                                                                    ------------     -----------      -----------      ----------
Cash flows from investing activities:
   Purchase of property and equipment                                   (458,194)       (301,976)          (4,391)       (144,891)
   Proceeds from disposal of property and equipment                        4,500               -                -           6,066
   Issuance of notes receivable from stockholders                              -               -          (93,508)        (27,829)
   Proceeds from notes receivable from stockholders                       22,440           6,250                -               -
                                                                    ------------     -----------      -----------      ----------
                Net cash used in investing activities                   (431,254)       (295,726)         (97,899)       (166,654)
                                                                    ------------     -----------      -----------      ----------
Cash flows from financing activities:
   Payments on obligations under capital leases                          (39,258)        (34,329)          (7,849)        (28,256)
   Net borrowing under revolving credit agreement                      7,281,340      11,460,713                -               -
   Principal payments on note payable                                          -               -          (11,227)        (10,740)
   Increase in bank overdrafts                                         6,322,521         971,711                -               -
   Issuance of Class A common stock (net of costs)                             -               -          878,710               -
   Issuance of subordinated notes, net                                         -       2,509,806                -               -
   Issuance of stock warrants                                                  -         259,830                -               -
   Payments under floor plan credit arrangement                                -               -       (3,600,000)       (830,285)
   Distribution to shareholders                                                -               -          (45,000)       (111,907)
                                                                    ------------     -----------      -----------      ----------
                Net cash (used in) provided by financing
                    activities                                        13,564,603      15,167,731       (2,785,366)       (981,188)
                                                                    ------------     -----------      -----------      ----------

                                                                    (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                      STATEMENTS OF CASH FLOWS, CONTINUED


                                                                                                Three months
                                                                Year ended        Year ended        ended        Year ended
                                                                  March 31,        March 31,      March 31,      December 31,
                                                                    1994             1993            1992            1991
                                                                ----------        ---------     ------------     ------------
Net increase (decrease) in cash                                     85,989         (238,110)       (346,796)        340,402

Cash and cash equivalents at beginning of year                      26,051          264,161         610,957         270,555
                                                                ----------         --------        --------         -------

Cash and cash equivalents at end of year                        $  112,040           26,051         264,161         610,957
                                                                ==========         ========        ========         =======

Supplemental disclosure:
   Interest paid                                                $1,647,465          997,564          64,713         287,805
                                                                ==========         ========        ========         =======

   Income taxes paid                                            $  133,000          125,400               -               -
                                                                ==========          =======        ========         =======

Supplemental disclosure of noncash investing activity: During fiscal 1993, the Company recorded the notes receivable from stockholders at their present value, resulting in a discount in the amount of $178,304. Amortization expense related to the discount for the year ended March 31, 1994 and 1993, amounted to $2,684 and $-0-, respectively. In addition, $33,714 in management incentive bonuses, included in accrued expenses, were applied against the notes receivable from stockholders for the year ended March 31, 1994.

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                            March 31, 1994 and 1993

(1)  ORGANIZATION

     Ross White Enterprises, Inc. (d/b/a National Computer Distributors) (the "Company") is a retailer, wholesaler and distributor of computers, peripherals and related accessories. The Company conducts its retail operation under the name of Computer Image. All other operations are conducted using the name National Computer Distributors.

(2)  RESTATEMENT

     The accompanying financial statements as of, and for the year ended March 31, 1993, have been restated. During fiscal 1994, the Company discovered it had not recorded liabilities associated with the purchase of inventories received prior to March 31, 1993; had not reversed certain vendor receivable accounts after settlement; and had not recorded various transactions with vendors in which purchases were netted against amounts due to the Company. The result of the Company' s analysis, as verified by the Company's independent accountants, was to record in fiscal 1993 an adjustment to cost of goods sold in the amount of $2,747,803.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents totaled $30,000 and $-0- at March 31, 1994 and 1993, respectively, and are recorded at cost which approximates market value.

     (b)  CASH MANAGEMENT SYSTEM

          Under the Company's cash management system, disbursements cleared by the bank are reimbursed on a daily basis from the revolving credit agreement. As a result, checks issued but not yet presented to the bank are not considered reductions of cash or accounts payable. Included in bank overdrafts is $7,186,558 and $964,301 at March 31, 1994 and 1993, respectively, for which checks are outstanding. Cash receipts deposited into an agency account as part of the bank's revolving credit agreement are used to reduce the outstanding borrowings under the revolving credit agreement. As a result, cash received but unapplied against the outstanding borrowings are not considered to be cash deposits. Deducted from the outstanding borrowings under the revolving credit agreement is $2,373,006 and $325,053 at March 31, 1994 and 1993, respectively, for unapplied cash receipts.

     (c)  TRADE ACCOUNTS AND OTHER RECEIVABLES

          Trade receivables consist primarily of amounts due from customers for credit purchases. The Company provides a reserve for uncollectible trade receivables. Other receivables consist of cooperative advertising and other amounts earned based on annual promotional and market development fund agreements with vendors. In general,

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          vendors provide the Company with various incentive programs. The funds received under these programs are determined based upon the Company's purchases or sales of the vendors' products and/or the inclusion of the vendors' products in the Company's advertising and promotional programs. Once earned, the funds are applied against product cost or recorded as a reduction of advertising expense.

     (d)  INVENTORY

          Inventory, which consists primarily of computer equipment and related products, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, and is recorded net of volume and purchase discounts and rebates. Market is based on net realizable value. Appropriate consideration is given to deteriora-tion, obsolescence and other factors in evaluating net realizable value.

          Effective April 1, 1993, the Company changed its accounting policy to include in inventory certain indirect costs associated with purchasing, handling and storage of inventories. The Company believes this method better matches sales with these related costs. Previously, the Company had expensed these costs as incurred. For the year ended March 31, 1994, allocated purchasing, handling and storage costs amounts to $742,457, with $101,177 of this amount capitalized in inventory at March 31, 1994.

     (e)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, using a standard life of five years. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the term of the related leases. Gains or losses on disposition of property and equipment are credited or charged to income.

     (f)  COSTS IN EXCESS OF NET ASSETS ACQUIRED

          The costs of acquisitions in excess of the fair market value of net assets acquired is being amortized over a 40-year period using the straight-line method. Amortization expense amounted to $1,875, $1,875, $469 and $1,875 for the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (g)  INCOME TAXES

          Effective March 31, 1992, the Company was required to change its tax status from an S corporation to a C corporation. Accordingly, undistributed earnings on the date the sub-chapter S election was terminated were reclassified to additional paid-in capital.

          Effective April 1, 1992, the Company adopted the provisions of Financial Accounting Standards Board's SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

                         ROSS WH1TE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS No. 109 by the Company had a cumulative effect of $13,700 on income (loss) from operations for the year ended March 31, 1993.

     (h)  EMPLOYEE BENEFIT PLANS

          Effective July 1989, as amended, the Company established a 401(k) Profit Sharing Plan (the "Plan"). All employees who have completed at least 12 months of service and attained the age of 21 are eligible. The Plan allows vesting at 20 percent per year for five years, beginning after the employees' second year of service. The Plan allows employees to contribute between 2 percent and 15 percent of their gross annual taxable salary. In fiscal year 1993, the Company made matching contributions of 50 percent of that portion of the employee's amount which did not exceed 10 percent of the employee's gross income. Effective October 1, 1993, the Company can make a discretionary matching and profit sharing contribution to the Plan subject to the approval of the board of directors. The Plan is subject to restriction on matching contributions for highly compensated employees. Total employer contributions to the Plan were approximately $61,000, $64,000, $7,000 and $19,000 during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (i)  BUSINESS AND CREDIT CONCENTRATIONS

          The Company sells its products primarily to value-added resellers, dealers and computer retailers throughout the United States and international markets. No single customer accounted for a significant amount of the Company's sales, and there were no significant trade accounts receivable from a single customer. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. However, if deemed necessary, the Company may require certain customers to pay on a cash-on-delivery basis. The Company maintains reserves for potential credit losses.

          Approximately $89.3 million or 45 percent, $73.8 million or 65 percent, $11.2 million or 73 percent and $28 million or 75 percent of the Company's net sales during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively, were derived from products supplied by three to four vendors, each supplying 10 percent or greater of net sales.

     (j)  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

          Primary income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and common stock equivalents. Fully diluted income (loss) per share has been computed based on the assumption that the warrants, as discussed in note 8, will be converted to common stock.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     (k)  RECLASSIFICATION

          Certain amounts included in the financial statements have been reclassified in order to provide consistent financial presentation.

(4)  NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders consist of the following:

                                                                March 31,
                                                           ------------------
                                                             1994      1993
                                                             ----      ----

       Unsecured notes from two stockholders/officers     $ 497,488   550,958
       Less current portion                                 (66,630)  (43,750)
                                                            -------   -------
       Long-term receivable, excluding current portion    $ 430,858   507,208
                                                            =======   =======

     The notes receivable from two stockholders/officers are noninterest bearing. The notes have been recorded at their present value utilizing an imputed interest rate of 6.34 percent, resulting in an original discount of $178,304 which will be recognized as interest income over the remaining terms of the notes. During the years ended March 31, 1994 and 1993, $2,782 and $-0-, respectively, was recognized as interest income, with the remaining unaccreted balance of $175,523 and $178,304 (included in other receivables) at March 31, 1994 and 1993, respectively. The notes are payable in the following quarterly installments, including principal and interest: (i) $18,750 per quarter commencing June 30, 1994; (ii) $25,000 per quarter commencing June 30, 1995, (iii) and a lump sum payment of $123,012 due on March 31, 2000. Principal payments are due as follows:

                      Year ending
                        March 31,          Amount
                        ---------          ------

                         1995           $  66,63O
                         1996              83,39O
                         1997              78,280
                         1998              73,484
                         1999              68,980
                      Thereafter          126,724
                                          -------

                        Total           $ 497,488
                                          =======

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(5)  OTHER RECEIVABLES

     Other receivables are primarily comprised of receivables due from vendors consisting of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Due from vendors:
         Co-op                                        $ 1,224,210     540,684
         Returned merchandise                             826,694     762,229
         Volume rebates and price protection            2,558,142     307,725
                                                        ---------   ---------
             Subtotal                                   4,609,046   1,610,638
       Other                                              327,596     322,192
         Less amounts offset against accounts payable  (3,384,836) (1,069,954)
                                                        ---------   ---------

       Other receivables                              $ 1,551,806     862,876
                                                        =========   =========

(6)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Machinery and equipment                        $   615,575     574,681
       Furniture and fixtures                             269,895        -
       Leasehold improvements                             446,786     401,564
       Transportation vehicles                             61,667      61,667
                                                        ---------   ---------
                                                        1,393,923   1,037,912
         Less accumulated depreciation and
           amortization                                  (686,397)   (570,726)
                                                        ---------   ---------

       Property and equipment, net                    $   707,526     467,186
                                                        =========   =========

     Depreciation and amortization expense amounted to approximately $218,000, $138,000, $30,000 and $130,000 during the years ended March 31, 1994 and
     1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(7)  REVOLVING CREDIT AGREEMENT

     On April 27, 1992, as amended, the Company entered into a revolving line of credit agreement ("revolver") with a bank that originally provided for borrowings up to a maximum of $22.5 million through April 30, 1994, limited to specified percentages of eligible accounts receivable and inventory, with interest at prime plus 1.5 percent, payable on a monthly basis. Borrowings under the revolving credit agreement are collateralized by the Company's trade account receivable, inventories, property and equipment, and general intangibles.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     The revolver contains various affirmative and negative covenants, including requiring the Company to maintain certain specified financial ratios, including (a) ratio of earnings before taxes to interest; (b) total liabilities less subordinated debt to total capitalization; (c) total bank debt to total capitalization, and (d) maintain a minimum level of capitalization. There are also restrictive covenants including those covering the amount of dividends and lease obligations, the occurrence of additional debt, and the amount of capital expenditures and acquisitions.

     At March 31, 1994 and 1993, respectively, the Company had an outstanding balance under the revolver of $18,762,663 and $11,481,323, with an available balance of $1,364,331 and $2,018,677. The revolver provides for an early termination fee of 2 percent of the reduction or termination of the maximum commitment and an annual fee of 3/8 percent of the difference between the maximum loan commitment and the average daily balance.

     Interest expense under the foregoing financing arrangement was $1,346,642 and $805,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     At March 31, 1994, the Company was not in compliance with the following covenant requirements arising under the revolving credit agreement and entered into negotiations with its bank to amend and reinstate the credit agreement: (i) ratio of total liabilities less subordinated debt to total capital funds, as defined; (ii) ratio of bank debt to total capital funds;
     (iii) ratio of earnings before interest and taxes to interest expense, as defined; (iv) accounts payable average turnover; (v) expenditures related to lease payments and capital expenditures; (vi) providing audited financial statements within 90 days of year-end; (vii) maintaining adequate books and records; (viii) incurrence of trade debt not more than 60 days past due, and (ix) maintaining minimum total capital funds. On September 8, 1994, the Company received waivers from its bank which cured all violations of debt covenants through August 11, 1994.

     On August 11, 1994 and September 8, 1994, amendments to the revolving credit agreement were executed. The amendments modified the financial covenants relating to the (i) ratio of earnings before interest and taxes to interest expense, as defined, to be not less than 1.75 to 1 as of the last day of each quarter, and not less than 1 to 1 as of the last day of each month other than the last day of each quarter; (ii) increased the dollar limit on capital expenditures to $500,000 annually; (iii) limited the aggregate lease payments for real or personal property to $1.75 million per year; and (iv) required the Company to maintain total capital funds, which is defined as total assets (excluding certain intangible assets and shareholder loans) less total liabilities (excluding subordinated notes), of not less than the amounts set forth below for the periods specified plus, on a cumulative basis, an additional $250,000 for each quarter ending after October 31, 1994:

                      Period                             Amount
                      ------                             ------

         June 30, 1994 - September 29, 1994           $ 2,700,000
         September 30, 1994 - October 30, 1994          2,950,000
         October 31, 1994 and thereafter                5,000,000

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     In connection with the total capital funds covenant, the Company received a representation from the majority stockholder to invest up to $1.5 million in the Company by October 31, 1994 [see note 11(b) and 1l(c)].

     In addition, the amended revolving credit agreement modified (i) the interest rate to prime plus an applicable margin of either 1.5 percent or 3 percent, which is based on the Company' s ratio of total liabilities less subordinated notes to total capital funds as determined the last day of each month beginning August 31, 1994, and (ii) increased the early termination fee to 3 percent of the maximum commitment. The maturity date of the revolving credit agreement was extended through December 31, 1995.

(8)  SUBORDINATED NOTES

     On April 3, 1992, the Company issued 12 percent subordinated notes with detachable stock purchase warrants with an aggregate principal amount of $3 million. Principal is to be paid in seven quarterly installments of $250,000 commencing on June 30, 1995 with a final installment of $1.25 million due on March 31, 1997, with interest quarterly commencing on June 30, 1992. Interest expense on the subordinated notes was $360,000 and $357,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     The detachable subordinated notes contain various affirmative and negative covenants, including those covering the use of proceeds, the incurrence of additional debt, the payment of dividends, the amount of capital expenditures, and those requiring the Company to maintain certain specified financial ratios. The Company failed to meet the following covenant requirements which placed the Company in technical default at March 31, 1994: (i) providing the holders with monthly financial statements along with the chief financial officer's certificate; (ii) providing the holders with audited financial statements within 90 days of year-end along with chief financial officer's certificate; (iii) maintaining adequate books and records; (iv) maintaining total capital funds, as defined; (v) maintaining a ratio of total revolving credit agreement debt to total capital funds;
     (vi) maintaining a ratio of total liabilities, excluding the subordinated notes, to total capital funds; (vii) maintaining a ratio of net earnings before interest and taxes to total interest expense; (viii) capital expenditure restrictions; (ix)complying with its obligations under the revolving credit agreement; (x) accounts payable turnover, and (xi) computation of financial covenants in accordance with GAAP. On August 10, 1994 and September 8, 1994, the Company obtained waivers to its subordinated notes related to the above noted financial covenants. These waivers were retroactive to March 31, 1994.

     On August 11, 1994 and September 8, 1994, the subordinated notes' financial covenants were amended on the same terms as the revolving credit agreement's financial covenants, as fully described in note 7.

     The detachable warrants can be converted to 20 percent (36.7340 shares) of the issued and outstanding Class A common stock for an aggregate purchase price of $1.00. The warrants may be exercised after April 3, 1992 and expire on March 31, 1997. The warrants were assigned a value of $259,830, net of deferred taxes and issuance costs, and are included as a component of additional paid-in capital. In conjunction with the recording of the stock purchase warrants, the Company established a related imputed original issue discount on the

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     subordinated notes which approximated the market yield on the subordinated notes, without the stock purchase warrants. The Company is accreting the discount using the effective yield method over the life of the subordinated notes. Amortization expense, which is included in interest expense, amounted to $96,179 and $81,383 during the fiscal years ended March 31, 1994 and 1993, respectively. In addition, there are deferred loan fees in the amount of $127,735 and $125,796 included in other assets as of March 31, 1994 and 1993, respectively. Amortization expense, which is included in selling, general and administrative expenses, amounted to $41,699 and $45,245 during the fiscal years ended March 31, 1994 and 1993, respectively.

     On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which provided for the repayment of the subordinated notes and accrued unpaid interest thereon [(see note 1l(c)].

(9)  INCOME TAXES

     As of April 1, 1992, the date the Company was required to change its tax status from an S corporation to a C corporation, the Company adopted SFAS No. 109. The adoption of SFAS No. 109 had a cumulative effect of $13,700 for the year ended March 31, 1993.

     Total income tax attributable to the recovery of detachable stock purchase warrants, which resulted in a reduction in additional paid-in capital for the tax effect associated with the issuance of stock warrants, amounted to $191,176 for the year ended March 31, 1993.

     The provision for income tax expense (benefit) consists of the following:

                                                     March 31,
                                                 ----------------
                                                 1994        1993
                                                 ----        ----
                 Current:
                    Federal                      $  -     (70,713)
                    State and local                 -     (12,105)
                                                 ----    --------
                                                    -     (82,818)

                 Deferred:
                    Federal                         -    (164,710)
                    State and local                 -     (28,195)
                                                 ----    --------

                                                    -    (192,905)
                                                 ----    --------
                      Total income tax
                        expense (benefit)        $  -    (275,723)
                                                 ====    ========

                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

Income tax expense (benefit) from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 34 percent, to income (loss) before income taxes as a result of the following:

                                                                                       March 31,
                                                                                 -------------------------
                                                                                    1994           1993
                                                                                    ----           ----
        Computed expense (benefit)                                                $ 214,239      $(930,358)
        Increase (decrease) resulting from:
           Establishment of valuation allowance                                           -        719,663
           State tax benefit                                                              -        (40,300)
           Other                                                                          -        (24,728)
           Income tax expense (benefit) associated
              with net operating loss carryforward                                 (214,239)             -
                                                                                  ---------      ---------

        Income tax expense (benefit)                                              $       -      $(275,723)
                                                                                  =========      =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                                           March 31,
                                                                                                   -------------------------
                                                                                                      1994           1993
                                                                                                      ----           ----
Deferred tax asets:
   Accounts receivable, principally due to allowance for
     doubtful accounts                                                                              $ 199,369     $   81,879
   Inventories, principally due to reserves for obsolete
     inventory and additional costs inventoried for tax pur-
     poses pursuant to the Tax Reform Act of 1986                                                     188,000         12,822
   Deferred rent, principally due to accrual for financial
     reporting purposes                                                                                18,520         18,163
   Accrued vacation expense, principally due to accrual for
     financial reporting purposes                                                                      10,111          9,994
   Property and equipment, principally due to differences in
     depreciation                                                                                       5,852              -
   Net operating loss carryforwards, principally due to
     correction of errors in the prior years                                                          474,052        919,308
                                                                                                    ---------      ---------
       Total gross deferred tax assets                                                                895,904      1,042,166

       Less valuation allowance                                                                      (544,129)      (719,663)
                                                                                                    ---------      ---------

       Net deferred tax assets                                                                        351,775        322,503
                                                                                                    ---------      ---------


                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                                                           March 31,
                                                      --------------------
                                                         1994       1993
                                                      ---------    -------
     Deferred tax liabilities:
       Property and equipment, principally due to
         differences in depreciation                 $    -     $  (5,135)
       Prepaid expenses, principally due to deferral
         for financial reporting purposes             (119,225)   (50,435)
     Subordinated notes, principally due to an
       unamortized discount associated with the
       issuance of detachable stock warrants          (117,550)  (151,933)
                                                     ---------  ---------
         Total gross deferred tax liabilities         (236,775)  (207,503)
                                                     ---------  ---------
         Net deferred tax asset                      $ 115,000  $ 115,000
                                                     =========  =========

     At March 31, 1994, the Company had available net operating loss carryforwards of $1.26 million for federal and state income tax purposes, which expire in 2008. A valuation allowance attributable to the net operating loss carryforward has been established as of March 31, 1994 and 1993 in the amount of $359,052 and $719,663, respectively. Upon a subsequent acquisition Internal Revenue Code Section 382 could limit the utilization of net operating loss carryforwards in future periods.

     The valuation allowance for deferred tax assets as of March 31, 1994 and 1993 was $544,129 and $719,663, respectively, a decrease of $175,534. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(10) COMMITMENTS AND CONTINGENCIES

     (a)  LEASES

          Substantially all of the Company's facilities, including distribution centers and retail stores are leased under long-term leases accounted for as operating leases. In addition, the Company leases office equipment and vehicles. Under the terms of the leases, the Company is required to maintain adequate insurance coverage.

          The real estate leases generally contain provisions for increases based on the Consumer Price Index, and contain options to renew at the then fair rental value. Certain leases provide for scheduled rent increases or for rent-free periods. In these cases, the Company recognizes the aggregate rent expense on a straight-line basis over the lives of the leases, including the rent-free period, resulting in deferred rent credits of $49,256 and $48,872 as of March 31, 1994 and 1993, respectively, which are being amortized over the terms of the related leases.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 3l, 1994 are as follows:


                Year ended                      Amount
                ----------                   -----------

                     1995                     $1,375,700
                     1996                      1,208,805
                     1997                      1,159,965
                     1998                        730,472
                     1999                        177,630
                                              ----------
            Total minimum lease
                 payments                     $4,652,572
                                              ==========

     Rent expense included in selling, general and administrative expenses amounted to approximately $959,000, $725,000, $136,000 and $531,000 for the
     years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(b)  LEGAL MATTERS

     The Company is subject to claims and legal actions that arise in the ordinary course of its business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

(C) RELATED PARTY AGREEMENTS

     In March 1992, the Company entered into two five-year consulting agreements with a stockholder and a subordinated note holder, respectively, which provides for an aggregate annual fee of $150,000 for services performed for the Company.

     In March 1992, the Company entered into employment agreements with two stockholders/officers which expire in March 1997. The aggregate annual average base compensation under such agreements is approximately $390,000.

     The respective employment agreements provide such stockholders/officers with the use of automobiles, full medical coverage, reimbursement for life insurance policies, paid vacations, cash incentive bonuses, stock incentive bonus, additional special equity (stock) incentive and substantial severance pay if the Company terminates the stockholders/officers without cause. In addition, 25 percent of the incentive bonuses are applied against the notes receivable from stockholders (see note 4).

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(11) SUBSEQUENT EVENTS

     (a)  EQUITY INFUSION

          On June 30, 1994, the Company sold an aggregate of 11.54 shares of Class A common stock, $.01 par value per share, for an aggregate consideration of $351,958 to various members of management of the Company.

     (b)  MAJORITY STOCKHOLDER'S FINANCING ARRANGEMENT

          On September 2, 1994, the Company received a representation from the majority stockholder that they are prepared to provide, and will provide the Company with additional subordinated indebtedness and/or capital contributions in the aggregate amount up to $1.5 million, which amount should be sufficient to enable the Company to meet, as of October 31, 1994, the financial covenants as described in notes 7 and
          8. On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which may modify the majority stockholder's financing arrangement [(see note 11(c)].

     (c)  MERGER WITH AMERIQUEST TECHNOLOGIES, INC.

          On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization with AmeriQuest Technologies, Inc. ("AmeriQuest"), a publicly held company, for the acquisition of the Company by AmeriQuest pursuant to a merger of the Company into a wholly-owned subsidiary of AmeriQuest. In connection with the merger, the Company's common stock and warrants will be exchanged for approximately 1.86 million newly issued shares of AmeriQuest common stock, $3.5 million in cash, and the purchase by AmeriQuest of the subordinated notes at face value plus accrued unpaid interest thereon (see note 8). The merger is subject to the approval of the bank (as defined in note 7) and any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the merger on or before October 14, 1994 (the "effective date").

          In addition, AmeriQuest shall infuse at least $1.5 million into the Company and shall provide to the majority stockholder a written conformation that from and after the effective date of the merger, the majority stockholder would have no further obligation to provide debt or equity financing to the Company [see note 1l(b)].

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following unaudited pro forma condensed combined financial statements reflect the proposed Merger under the purchase method of accounting.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET

                         SEPTEMBER 30, 1994 (UNAUDITED)
                      (DOLLARS IN THOUSANDS EXCEPT SHARES)

                          AMERIQUEST
                         TECHNOLOGIES,             PRO-FORMA    PRO-FORMA             PRO FORMA       PRO FORMA
                             INC.      ROBEC INC. ADJUSTMENTS    COMBINED     NCD    ADJUSTMENTS       COMBINED
                         ------------- ---------- -----------   ----------  -------  -----------      ----------
ASSETS
CURRENT ASSETS
 Cash...................  $     (151)   $ 1,529        --       $    1,378  $   127    $ 3,608 (G)(H) $    5,113
 Accounts receivable,
  net...................      25,485     17,202        --           42,687   21,203        --             63,890
 Inventories............      30,434     16,857        --           47,291   27,369        --             74,660
 Income taxes
  receivable............         --         --         --              --        24        --                 24
 Prepaid expenses and
  other.................       1,106        562        --            1,668    1,920        --              3,588
                          ----------    -------     ------      ----------  -------    -------        ----------
   Total current assets.      60,874     36,150        --           93,024   50,643      3,608           147,275
PROPERTY AND EQUIPMENT,
 NET....................       4,043      1,788        --            5,831      965        --              6,796
INTANGIBLE ASSETS, NET..       6,426        --         --            6,426       56      8,934 (G)(H)     15,416
OTHER ASSETS............       1,142        307        --            1,449      695        --              2,144
                          ----------    -------     ------      ----------  -------    -------        ----------
                          $   72,485    $38,245     $  --       $  106,730  $52,359    $12,542        $  171,631
                          ==========    =======     ======      ==========  =======    =======        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable.......  $   16,389    $13,333        --       $   29,722  $27,715        --         $   57,437
 Notes payable..........      31,669     11,542        --           43,211   20,593    (11,287)(G)(H)     52,517
 Other..................         343      1,955      2,360 (A)       4,658       54      2,954 (G)(H)      7,666
                          ----------    -------     ------      ----------  -------    -------        ----------
   Total current
    liabilities.........      48,401     26,830      2,360          77,591   48,362     (8,333)          117,620
                          ----------    -------     ------      ----------  -------    -------        ----------
LONG-TERM DEBT..........         --         --         --              --     2,737     (2,737)              --
OTHER NONCURRENT
 LIABILITIES............         --         --         --              --       --         --                --
DEFERRED INCOME TAXES...         112        155                        267                                   267
STOCKHOLDERS' EQUITY
 Preferred stock, $.01
  par value; authorized
  10,000,000 shares; no
  shares issued and
  outstanding...........         --         --         --              --       --         --                --
 Common stock, $.01 par
  value; authorized
  30,000,000 shares;
  issued and
  outstanding
  17,136,935 shares.....         143        --          28 (A)         171      --         115 (G)(H)        286
 Common stock, $.01 par
  value; authorized
  10,000,000 shares;
  issued and
  outstanding 4,599,180
  shares................         --          46        (46)(A)         --       --         --                --
 Common stock, $.01 par
  value; authorized
  10,000,000 shares;
  issued and
  outstanding
  195 shares............         --         --         --              --       --         --                --
 Additional paid-in
  capital...............      34,811     17,015     (8,143)(A)      43,683    2,096     22,661 (G)(H)     68,440
 Retained deficit.......     (14,982)    (5,801)     5,801 (A)     (14,982)    (836)       836 (G)(H)    (14,982)
                          ----------    -------     ------      ----------  -------    -------        ----------
   Total stockholders'
    equity..............      19,972     11,260     (2,360)         28,872    1,260     23,612            53,744
                          ----------    -------     ------      ----------  -------    -------        ----------
                          $   68,485    $38,245     $  --       $  106,730  $52,359    $12,542        $  171,631
                          ==========    =======     ======      ==========  =======    =======        ==========
OUTSTANDING COMMON
 SHARES.................  14,336,935                            17,136,935                            28,649,810
                          ==========                            ==========                            ==========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR YEAR ENDED JUNE 30, 1994
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AMERIQUEST      KENFIL    ROBEC               PRO FORMA    PRO FORMA
                          TECHNOLOGIES, INC.   INC.      INC.      NCD     ADJUSTMENTS    COMBINED
                          ------------------ --------  --------  --------  -----------   ----------
NET SALES...............      $  87,593      $138,759  $168,446  $218,808    $  --  (E)    $613,606
COST OF SALES...........         75,023       128,843   155,836   202,114       --          561,816
                              ---------      --------  --------  --------    ------      ----------
 Gross profit...........         12,570         9,916    12,610    16,694       --           51,790
OPERATING EXPENSES
 Selling, general and
  administrative........         14,144        24,653    22,985    13,259     1,095 (B)      76,136
 Restructuring charge
  and earthquake
  loss(D)...............          5,700         3,430       --        --        --            9,130
                              ---------      --------  --------  --------    ------      ----------
 Income (loss) from
  operations............         (7,274)      (18,167)  (10,375)    3,435    (1,095)        (33,476)
OTHER INCOME (EXPENSE)
 Other income...........             31            40       --        --                         71
 Interest expense.......           (728)       (2,626)   (1,613)   (1,908)      930 (C)      (5,945)
                              ---------      --------  --------  --------    ------      ----------
                                   (697)       (2,586)   (1,613)   (1,908)      930          (5,874)
                              ---------      --------  --------  --------    ------      ----------
 Income (loss) before
  taxes.................         (7,971)      (20,753)  (11,988)    1,527      (165)        (39,350)
PROVISION FOR INCOME
 TAXES..................            --             17      (814)      --        --             (797)
                              ---------      --------  --------  --------    ------      ----------
 Net income (loss)(D)...      $  (7,971)     $(20,770) $(11,174) $  1,527    $ (165)     $  (38,553)(D)
                              =========      ========  ========  ========    ======      ==========
Net income (loss) per
 common share and common
 share equivalent.......      $   (1.33)                                                 $    (1.45)
                              =========                                                  ==========
Common and common
 equivalent shares......      5,973,511                                                  26,652,076
                              =========                                                  ==========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THREE MONTHS ENDED SEPTEMBER 30, 1994
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AMERIQUEST      ROBEC             PRO FORMA   PRO FORMA
                          TECHNOLOGIES, INC.  INC.      NCD    ADJUSTMENTS   COMBINED
                          ------------------ -------  -------  -----------  ----------
NET SALES...............      $   38,676     $33,151  $61,364     $ --  (E) $  133,191
COST OF SALES...........          34,672      30,398   56,628       --         121,698
                              ----------     -------  -------     -----     ----------
  Gross profit..........           4,004       2,753    4,736       --          11,493
OPERATING EXPENSES
  Selling, general and
   administrative.......           3,624       3,401    3,582       274 (B)     10,881
                              ----------     -------  -------     -----     ----------
  Income (loss) from
   operations...........             380        (648)   1,154      (274)           612
OTHER INCOME (EXPENSE)
  Other income..........              67         --       --        --              67
  Interest expense......            (627)       (301)    (669)      233 (C)     (1,365)
                              ----------     -------  -------     -----     ----------
                                    (560)       (301)    (669)      233         (1,298)
                              ----------     -------  -------     -----     ----------
  Income (loss) before
   taxes................            (180)       (949)     485       (41)          (685)
PROVISION FOR INCOME
 TAXES..................             --          --       --        --             --
                              ----------     -------  -------     -----     ----------
  Net income (loss).....      $     (180)    $  (949) $   485     $ (41)    $     (685)
                              ==========     =======  =======     =====     ==========
Net income (loss) per
 common share and common
 share equivalent.......      $    (0.02)                                   $    (0.02)
                              ==========                                    ==========
Common and common
 equivalent shares......      11,622,873                                    29,691,169
                              ==========                                    ==========

      FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

(A) To effect the purchase of Robec, AmeriQuest will issue approximately 2,800,000 shares of AmeriQuest Common Stock in exchange for 4,459,000 shares of Robec common stock and to eliminate Robec's historical equity. The AmeriQuest Common Stock is assumed to have a market value of $1.75 per share at the time of the transaction for a total purchase price of $4,900,000. Such shares are reflected in the accompanying pro forma financial statements as outstanding Common Stock. No assurance can be given that the number of shares to be issued to the Robec shareholders will not be a greater number than that reflected herein, as the exact number of shares is subject to adjustment based on the market value of AmeriQuest Common Stock on the business day prior to the closing. See "Information Regarding the Merger--The Merger."

(B) To record goodwill amortization over a 10 year life.

(C) Savings of interest expense on notes payable and long-term debt retired through the issuance of AmeriQuest Common Stock, interest ranging from 9.5% to 13.91%. See Footnotes (G) and (H) below.

(D) The restructuring charge of $5,700,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The restructuring charge and earthquake loss of $4,296,000 included in Kenfil's historical financials includes charges of $3,430,000 for losses sustained in the Southern California earthquake and restructuring charges of $866,000 relating to severance costs and lease termination costs. The restructuring charge of $336,000 included in Robec's historical statement of operations relates to a reduction in office and warehouse space.

(E) On July 8, 1994, AmeriQuest reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AmeriQuest, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AmeriQuest Common Stock, in exchange for all (100%) of the common stock of AmeriQuest's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The Singapore subsidiary is a distributor of commodity disk drives. Sales for this Singapore subsidiary approximate $20 million annually, with an approximate breakeven in operating results. Upon the receipt of the balance of the shares due from Mr. D'Jen, AmeriQuest will be divested of its Singapore subsidiary.

(F) During fiscal year 1994 AmeriQuest acquired two companies, the impact of which would be an increase of approximately $20 million in revenues for the six months not reflected in historical results, with an approximate breakeven in operating results.

(G) To effect the purchase of NCD, AmeriQuest issued 1,864,767 shares of AmeriQuest Common Stock plus paid cash of $6,674,263 (including the redemption of subordinated indebtedness of approximately $3 million) in exchange for all 195 outstanding shares of NCD common stock and to eliminate NCD's historical equity. The AmeriQuest Common Stock is assumed to have market value of $1.75 per share at the time of the transaction for a total purchase price, including debt redemption, of $9,937,605. This purchase price exceeds the fair value of the net assets acquired resulting in goodwill of approximately $8.9 million. Such shares are reflected in the accompanying pro forma financial statements as outstanding common stock owned by AmeriQuest.

(H) The $18 million advanced from Computer 2000 AG to the Company for the purchase of 8.1 million shares of AmeriQuest Common Stock is reflected as equity in the accompanying pro forma financial statements. This transaction is subject to approval by AmeriQuest's shareholders. Computer 2000 has agreed, subject to certain conditions, to invest an additional $32 million for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by AmeriQuest and assuming consummation of the Merger. See "Businesses of the Companies--Recent Developments." In addition, AmeriQuest completed a private placement of equity securities in October, 1994 providing net proceeds of $3,608,000. The aggregate proceeds were used to fund the cash portion of the NCD purchase price, repayment of notes payable and the redemption of NCD's subordinated indebtedness.